Exhibit 99.3

The GEO Group, Inc. – Fourth Quarter 2014 Earnings Call – February 18, 2015

Operator

Good day, and welcome to The GEO Group’s Fourth Quarter 2014 Earnings Conference Call and Webcast. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Please go ahead, sir.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth quarter and full-year 2014 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections & Detention; and Ann Schlarb, President of GEO Care.

This morning, we will discuss our fourth quarter and full-year performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and the supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Thanks, Pablo, and good morning to everyone. Thanks for joining us as we review our fourth quarter and year-end results and provide an update for our efforts to pursue quality growth opportunities and create value for our shareholders.

We are very pleased with our quarterly and year-end results as well as our outlook for 2015, which are representative of the continued growth in our earnings and cash flows. Our financial performance for the year was driven by sound operational and financial performance from our diversified business units in the U.S. and internationally, as well as the activation of several important projects.

During 2014, our GEO Corrections & Detention division activated six new or expanded facilities totaling approximately 5,000 beds for both state and federal agencies in Florida, California, Texas and Louisiana, representing approximately $80 million in annualized revenues.

Additionally, our GEO Care division added approximately 300 new reentry beds to our real estate portfolio and opened a dozen new day reporting centers in the states like Pennsylvania, California, Virginia and others, which represents over a 20% increase in the number of day reporting centers we operate across the country.

These important project activations, along with improved occupancies across our diversified real estate portfolio, drove a 12% increase in our net operating income for the year. As reflected in our guidance, we expect this positive momentum to continue in 2015. During this year, we are scheduled to reactivate two company-owned facilities, totaling more than 2,300 beds in inventory, along with the expected completion of two company-owned expansions, totaling approximately 1,300 beds.

In addition to the projects slated for activation in 2015, we have begun work on our announced project in Australia for the financing, development and operation of a new 1,300-bed prison in Ravenhall near Melbourne.

We have previously discussed this large-scale project, which involves an unprecedented level of in-prison rehabilitation and community reentry services, aimed at reducing reoffending rates and helping offenders reintegrate into society under the GEO Continuum of Care. The Ravenhall Prison will be financed and developed under a public-private partnership structure with an equity investment from GEO of approximately AUD$115 million and returns consistent with our company-owned facilities.

During the development phase, we will be recognizing construction revenues. Once the project is completed in late-2017, we expect to generate approximately AUD$100 million in annualized revenues under a management contract, which has a term of 25 years. All of these important milestones are indicative of the continued demand for beds across our diversified real estate portfolio and we believe validate our growth and investment strategy.

Over the last five years, GEO has developed and acquired more correctional, detention and community reentry facilities than any other correctional organization in the world, with approximately 30,000 built or acquired beds in that time. This significant level of new development in asset purchases has driven our consistent growth in earnings and cash flows for our company with our current AFFO increasing at a compound annual rate of 17%.

As we continue to position the company to meet this ongoing demand for cost-effective correctional and detention beds, today we announced the closing of our previously-announced asset purchase from LCS Corrections. This important transaction resulted in the acquisition of eight correctional and detention facilities, totaling more than 6,500 beds for $307 million at closing, or approximately $47,000 per bed, in an all-cash transaction. As we have previously guided, on an annualized basis, the acquisition is expected to immediately increase our revenues by approximately $75 million to $80 million and be initially $0.10 to $0.12 per share accretive to AFFO, excluding one-time transaction expenses.

The valuable assets we’ve acquired from LCS already have existing contracts, primarily with federal correctional and detention agencies. However, they have been historically underutilized with current average occupancies around 50%. GEO has a three-decade-long partnership with the federal government and a successful track record of integrating acquired assets. Consistent with our prior acquisitions, we expect to achieve substantial improvements in utilization of these important assets to drive additional accretion to AFFO over the next 12 months to 24 months.

With the LCS acquisition, GEO has increased its residential capacity from 79,000 beds to 85,500 beds, including projects under development. With these important milestones achieved, we remain focused on the careful evaluation of our allocation of capital to enhance shareholder value.

With respect to our outlook, we remain optimistic regarding new opportunities, which we are currently pursuing, that may reactivate other idle beds in inventory. Following the scheduled reactivation of our Great Plains and Mesa Verde facilities, we will have approximately 3,000 beds in idle facilities, in addition to the approximately 3,200 beds in incremental underutilized capacity at our newly-acquired LCS assets.

There are a number of publicly-known opportunities in U.S. and overseas we are currently pursuing, totaling several thousand beds. And we’re exploring a number of non-public opportunities that relate to both new project development and potential asset purchases. With respect to known opportunities, the states of Washington and Vermont have pending procurements for close to 1,800 out-of-state beds; and several other states, including Oklahoma, Arizona and Ohio, among others, are considering the use of additional private beds.

At the federal level, we continue to be optimistic with respect to the opportunity to grow our partnership with all three of our federal agencies. We are equally enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care, which we believe is in line with current Criminal Justice reforms at the federal level. We view these efforts as positive and we believe that the emphasis on offender rehabilitation and community reentry programs will create significant opportunities for our company.

Over the last several years, we have built an industry-leading network of more than 20 halfway house reentry facilities and over 60 day reporting centers across the country. We are the largest provider of electronic monitoring and community supervision services in the United States. At the federal level, we are currently the largest provider of reentry centers and home confinement supervision services.

We believe our industry-leading diversified services already positions GEO to pursue additional opportunities in the delivery of evidence-based offender rehabilitation and reentry programs. As we announced today, we are making an additional annual investment of $5 million to expand our GEO Continuum of Care platform. Beginning this year, we will be rolling out GEO Continuum of Care programs at select state facilities around the country, which will integrate in-prison rehabilitation with post-release services for inmates completing evidence-based programs in GEO facilities.

Our commitment is to be the world’s leading provider of offender rehabilitation and community reentry programs, which is in line with the increased emphasis on rehabilitation programs throughout the world.

At this time, I would like to turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning, everyone. Before addressing our quarterly results, I’d like to briefly touch upon our company’s attractive investment characteristics, which are underpinned by our robust real estate portfolio of company-owned and leased facilities. Our total real estate portfolio encompasses more than 17 million square feet in owned, leased and managed facilities, and we own more than 4,000 acres of land across the U.S.

We currently own or lease approximately 70% of our facilities worldwide, and more than 70% of our NOI is generated by our company-owned and company-leased facilities. We have stable and sustainable income through increasingly longer-term contract arrangements. We have a diversified base of investment-grade government customers with multiple individual contracts, with no single customer contract representing more than 5% of our revenues. We have historically enjoyed solid occupancy rates in the mid to high-90%s and strong customer retention rates in excess of 90%. Our long-term assets have a physical useful life of 75 years or longer and require relatively low levels of maintenance CapEx, estimated at approximately 5% of our net operating income.

Moving to our financial results, we are very pleased with our fourth quarter and year-end results, as well as our outlook for 2015. As disclosed in our press release today, our Adjusted Funds from Operations for the fourth quarter 2014 increased to $0.81 per share from $0.72 per share for the fourth quarter 2013. On a GAAP basis, we reported fourth quarter 2014 net income attributable to GEO of $0.52 per share compared to $0.38 per share for the same period a year ago.

Our revenues for fourth quarter 2014 increased to approximately $428 million from $384 million a year ago. Our quarterly revenues include approximately $17 million in construction revenue associated with our contract for the development and operation of the 1,300-bed Ravenhall Prison in Australia.

For the fourth quarter of 2014, we reported net operating income of approximately $123 million, up from $109 million in the fourth quarter 2013. Compared to 2013, our fourth quarter 2014 results reflect the activation of three managed-only facilities, totaling 3,800 beds in the State of Florida in February 2014, a 400-bed expansion of GEO’s U.S. Marshals contract at the company-owned Rio Grande Detention Center in Texas during the first quarter of 2014; the reactivation of the 300-bed company-owned McFarland Community Reentry Facility in California during August 2014; the opening of the 400-bed company-owned Alexandria Transfer Center in Louisiana in November 2014; and approximately $17 million in construction revenue related to our new contract for the development of the Ravenhall Australia Prison; the opening of approximately a dozen new day reporting centers in Pennsylvania, California and Virginia during 2014 and improved occupancy rates across our diversified real estate portfolio.

Moving to our 2015 outlook, which is indicative of the continued growth in our earnings and cash flows, as disclosed in our press release, we have issued our initial guidance for the year. We expect our full-year 2015 revenues to be in a range of $1.9 billion to $1.93 billion, including approximately $137 million in construction revenue related to our Ravenhall Australia project.

Our 2015 AFFO per share is expected to increase to a range of $3.35 to $3.45. On a GAAP basis, we expect our 2015 net income to be between $2 and $2.10 per share. Our 2015 NOI is expected to be in a range of $518 million to $526 million. And our 2015 adjusted EBITDA is expected to be in a range of $378 million to $386 million. Our full-year 2015 guidance reflects approximately $0.05 to $0.06 per share in startup expenses associated with the activation or reactivation of our Great Plains and Mesa Verde facilities as well as the completion of expansions at our Adelanto and Karnes facilities during the year.

Full-year guidance also reflects approximately $2 million in acquisition-related expenses for the LCS transaction and approximately $5 million in additional expenses related to our investments in the GEO Continuum of Care platform, as discussed by George.

For the first quarter 2015, we expect revenues to be in a range of $438 million to $445 million, including $26 million in construction revenue related to the Ravenhall Australia project. First quarter AFFO is expected to be in a range of $0.70 to $0.72 per share. On a GAAP basis, we expect earnings for the first quarter to be between $0.40 and $0.42 per share.

Compared to our fourth quarter 2014 results, our first quarter 2015 guidance reflects $0.05 to $0.06 per share in additional employment tax expense as a result of the seasonality and employment taxes, which are front-loaded in the first quarter of each year. Additionally, first quarter 2015 guidance reflects approximately $0.01 per share in startup expenses and approximately $2 million in acquisition-related expenses in addition to normal seasonal fluctuations in federal populations.

Our 2015 guidance reflects the closing of our previously-announced acquisition of eight correctional and detention facilities, totaling approximately 6,500 beds for LCS Corrections. Based on the timing of the closing and the transition of the LCS facilities, we expect no net impact to AFFO from the acquisition during the first quarter. Beginning in the second quarter, we expect the acquisition to add $0.02 to $0.03 to AFFO per share on a quarterly basis, which is reflected in our full-year 2015 guidance.

As George discussed, these valuable assets have existing contracts, primarily with federal correctional and detention agencies. However, they have been historically underutilized with current average occupancies around 50%. In line with our successful track record of integrating acquired assets, we expect to achieve substantial improvements in the utilization of these facilities, which will drive additional accretion to our AFFO over the next 12 months to 24 months.

With respect to our liquidity position, following the LCS transaction, we continue to have ample borrowing capacity of approximately $260 million under our revolving credit facility, in addition to an accordion feature of $350 million and approximately $40 million in cash on hand. With respect to our other uses of cash, we expect our project and growth CapEx to be approximately $50 million in 2015 and we have approximately $20 million in scheduled annual principal payments of debt.

With that, I will turn the call to John Hurley for a review of our market opportunities. John?

John M. Hurley

Senior VP, President-GEO Corrections & Detention, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to address select publicly-known business development opportunities in our key segments, starting with the federal market and the three federal government agencies that we serve.

As we have previously reported, GEO has long-standing partnerships with the Federal Bureau of Prisons, the United States Marshals Service and the United States Immigration & Customs Enforcement, or ICE, and we provide cost-effective solutions for them at a number of facilities across the country. We continue to see meaningful opportunities for us to partner with all three of these federal agencies, particularly as increased emphasis is placed on offender rehabilitation programs and community reentry services.

With respect to our 2015 scheduled project activations, during the first quarter of this year, we expect to begin the reactivation of our 400-bed company-owned Mesa Verde Detention Facility in California under an agreement with ICE. We have previously completed a $10 million renovation of the Mesa Verde Facility, which is expected to generate approximately $17 million in annualized revenues. During the second quarter, we expect to begin intake at our 1,940-bed company-owned Great Plains Correctional Facility in Oklahoma under a new 10-year contract with the Federal Bureau of Prisons.

Additionally, we were recently awarded a new 10-year contract by the Bureau of Prisons for the continued management of our 1,878-bed company-owned Moshannon Valley Correctional Center in Pennsylvania. This new contract will commence in the second quarter of 2016, following the expiration of the current contract.

Under our new 10-year contracts with the Bureau of Prisons, these two important company-owned facilities are expected to generate approximately $76 million in combined annualized revenues. In California, we are scheduled to complete the development of a $45 million expansion of our company-owned Adelanto ICE Detention Facility in July 2015. This important expansion will increase the facility’s capacity from 1,300 beds to 1,940 beds, and is expected to generate approximately $21 million in additional annual revenues.

Finally, in Texas, we are developing a $36 million expansion to our company-owned Karnes ICE Residential Center, which will add 626 beds, bringing the Center’s capacity to 1,158 beds. The 626-bed expansion is expected to be completed by year-end 2015 and is expected to generate approximately $20 million in annualized revenues. In addition to these projects under development, ICE has issued request for information for several company-owned and operated detention facilities, ranging from 800 beds to 2,000 beds in different locations across the country.

Turning to our state market segment, as states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in privatization projects.

Several states across the country continue to face capacity constraints and the inmate population growth. Many of our state clients require additional beds as inmate populations continue to increase and aging, inefficient prisons need to be replaced with new, more cost-efficient facilities. For instance, in the states where we currently operate, the average age of the state prisons ranges from approximately 30 years to 60 years old.

With respect to recent contract activations, late last year we completed the reactivation of our company-owned McFarland Facility under a new contract with the California Department of Corrections & Rehabilitation. The 300-bed McFarland Facility houses female inmates and is providing enhanced offender rehabilitation and recidivism reduction programs. In-prison rehabilitation includes adults’ basic education, GED and other academic programming, vocational and career technical skills courses and inmate work and training programs.

Post-release community services include evidence-based cognitive behavioral treatment, reentry programs and life skills courses, including communication skills, money management, family and social interaction and job application and interview skills.

The contract also has a provision for a 300-bed expansion, which can be exercised at the state’s option and would require us to complete the expansion within 12 months once the option is exercised. We believe this important contract is indicative of the continuing need for correctional beds and rehabilitation services and it is a representation of how our company is positioned to pursue incremental growth opportunities through the delivery of enhanced rehabilitation services under the GEO Continuum of Care.

With respect to new opportunities, the State of Vermont and Washington have pending procurements for the housing of approximately 700 and 1,100 inmates respectively in out-of-state facilities. We have submitted our proposals to both states and are awaiting a contract decision. We believe that the solutions we have proposed would be well-suited for these procurements and would result in the reactivation of our idle capacity.

In Oklahoma, the state had previously issued a request for proposal for up to 2,000 beds at in-state facilities. While this particular procurement did not move forward, we believe that the State of Oklahoma continues to have a need for correctional beds and we are continuing to monitor this opportunity.

Additionally, there are several states, including Arizona, Ohio and others, which are considering public-private partnerships for the housing of inmates as well as the development and operation of new and replacement correctional facilities.

With respect to our international markets, our GEO Australia subsidiary has begun work on our recently-announced project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large-scale project is expected to be completed in late-2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs.

The Ravenhall Facility will have a unified commitment to providing innovative approaches to reducing reoffending, including the establishment of the world’s first fully-integrated Good Lives Model, delivered through the GEO Continuum of Care.

Specifically, the operation of the Ravenhall Facility will include collaborative partnerships with community-based organizations, which will allow offenders released from custody to continue rehabilitation programs; progressive accommodation units, which will enable the delivery of group and individual evidence-based programs; and intensive evidence-based programs, including the innovative use of in-cell IT delivered programming among other industry-leading rehabilitation practices.

This project will be developed under a public-private partnership structure with GEO making an investment of AUD$115 million. We expect returns on investment for this project to be consistent with our company-owned facilities. The contract is expected to generate in excess of AUD$100 million in annualized revenues for GEO under a 25-year contract with the State of Victoria.

At this time, I will turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President and President, GEO Care, The GEO Group, Inc.

Thank you, John, and good morning, everyone. Turning to our GEO Care segment, each of our divisions continue to pursue several new growth opportunities. Our reentry services division continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community-based reentry services in both residential facilities and non-residential day reporting centers.

During 2014, we activated six new day reporting centers in Pennsylvania, which are expected to generate more than $5 million in annualized revenues. Additionally, in California, we activated seven new day reporting centers in counties across the state, bringing our total number of day reporting centers to 22, in order to support state and county initiatives aimed at reducing recidivism and helping offenders reintegrate into the community. Additionally, during 2014, we activated a new day reporting center in Richmond, Virginia, which marked our entry into this important state market.

With respect to our residential reentry centers, we recently activated a new company-leased 240-bed residential reentry center in Newark, under contract with the State of New Jersey, which is expected to generate approximately $5.5 million in annualized revenues.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We have continued to undertake a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities.

During 2014, we received new out-of-state placements at our existing facility in Colorado as well as a new customer for detention services in Pennsylvania. Our Ohio facility experienced a rebound from a seasonably lower census in the first quarter of 2014 to near-full capacity over the second half of the year, and our facility in Texas remained at full capacity all year.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. At the federal level, BI was successful in retaining two important contracts that went through a competitive rebid process in 2014. In September of last year, we signed a new five-year contract with ICE for the continued provision of the community supervision and electronic monitoring services under the Intensive Supervision and Appearance Program, or ISAP. The new ISAP contract is expected to generate approximately $47 million in annualized revenues.

Also, this past September, BI signed a new five-year contract with the Administrative Office of the U.S. Courts for the provision of electronic monitoring services for federal probationers and pretrial defendants, which is expected to generate approximately $5 million in annual revenues.

Overall, BI has continued to grow its market share of the electronic monitoring market in the United States. And during 2014, BI’s revenues increased 20% year-over-year.

At this time, I’ll turn the call back to George for his closing remarks. George?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Thanks, Ann. In closing, we are very pleased with our fourth quarter and year-end results as well as our outlook for 2015, which continue to be driven by solid operational and financial performance from our core operations in the U.S. and internationally.

During 2014, we activated approximately 5,000 beds for both state and federal agencies in Florida, California, Texas and Louisiana, representing approximately $80 million in annual revenues. Our GEO Care division opened approximately a dozen new day reporting centers and a new residential reentry center, gaining market share in its market segments. We expect this positive momentum to continue in 2015 with the reactivation of 2,300 owned beds in inventory, the completion of two expansions totaling close to 1,300 owned beds and the integration of the 6,500 owned beds we acquired from LCS.

With the LCS acquisition, GEO has increased its residential bed capacity from 79,000 beds to 85,500 beds. We are pursuing several publicly-known opportunities and we are exploring a number of other opportunities for the development of new projects and the potential purchase of additional assets. We believe that our diversified growth and investment strategies have positioned GEO as the leading provider of corrections, detention and offender rehabilitation services through our GEO Continuum of Care. We expect all of these efforts will continue to drive growth for our company and we remain focused on effectively allocating capital to enhance shareholder value.

This concludes our presentation. And we would now like to open the call to your questions.

Question And Answer Session

Operator

We will now begin the question-and-answer session. [Operator Instructions] Our first question today comes from Brian Ruttenbur with CRT Capital Group. Please go ahead.

Brian W. Ruttenbur

Analyst, CRT Capital Group LLC

Yes. Thank you very much. A couple of questions. First of all on your capital front. With Ravenhall going in, the acquisition being completed and your build-outs expected throughout 2015 and 2016, in the next two years, do you anticipate the need for additional capital or are you all set?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Hey Brian. This is Brian.

Brian W. Ruttenbur

Analyst, CRT Capital Group LLC

Hey, Brian.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

With what we’ve discussed and what we’ve projected, now we have plenty of liquidity on our revolver to support the ongoing project development CapEx that we have right now.

Brian W. Ruttenbur

Analyst, CRT Capital Group LLC

Okay. And then, possibly along the same lines, your recent acquisition, what is left to acquire out there? Is there any other sizable acquisitions that can be made in the prison industry?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

I don’t think we should comment on that right now.

Brian W. Ruttenbur

Analyst, CRT Capital Group LLC

Okay. Are you considering acquisitions outside of kind of core bricks-and-mortar adult prisons? Are you looking at acquisitions down other lines? I know that there has been conversations in the past about using your balance sheet to possibly be involved with courthouses and sale-leasebacks and things like that, other government-type facilities. Are you still considering that and do you have the capacity to do that?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Yes, we’re still considering that and we do have the capacity to do that, and in part because of the financial planning we did last year in refinancing some of our credit facilities, really to make it possible to do what we’re doing this year and moving forward.

Brian W. Ruttenbur

Analyst, CRT Capital Group LLC

Great. Thank you very much.

Operator

Our next question comes from Kevin McVeigh with Macquarie.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Thank you and congratulations on the results and outlook.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Thank you.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

George or Brian, can you give us a sense, in terms of LCS, if you do the math, it assumes you have somewhere around 6,500 beds. Beyond the opportunities, are there any other larger-type opportunities that give you the confidence to scale up the level of unused beds? I mean, it’s at a level you haven’t had in quite some time. Is there anything you could just – the stage growing, is there anything else from a fundamental perspective that give you the confidence to take on that type of excess capacity? Number one. And then, number two, along the lines of LCS, why has the utilization been so less optimal and what gives you the confidence that – it sounds like, is it 12 months or 24 months? Should we think about that as kind of 18 months to 24 months, or how do those beds scale? If you could help us with perspective on that.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

As we’ve experienced before in prior acquisitions, we’ve taken over, as is the case here, smaller companies who are less sophisticated, have fewer resources to meet the fairly significant demands of some of our clients, particularly the federal agencies, which have very complicated service requirements. We are in a much better position to provide the clients what they really want versus LCS was previously and other smaller companies. So, we have three regional offices around the country that are in closer geographic proximity to oversee these facilities and work with them to develop better services on site as well as to develop better relationships with their clients. So, we’ve had experience doing this previously. We’ve been successful and we are optimistic that we can do it again here.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

And Kevin, I’d just – to add to what George said, it’s important. Some of these facilities are underutilized, but most of these facilities already have contracts with existing customers, especially, as George pointed out, most significantly federal customers. So, their biggest overall client is the federal government. And as George discussed, we think that we have the ability to improve the operations and thereby improve the utilization of the facility. So, we don’t really have to go out and get new contracts for them.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Understood. That’s helpful. And then Brian, along those same lines, do the terms – so, say, obviously, if you’re both serving ICE, do the terms stay the same or would they – in terms of what the government’s paying you, is it based on what the existing contracts were or would you adjust them based on the acquired entity? And then, just any thoughts on the AFFO sensitivity as those beds scale, particularly the ones at LCS.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I mean, obviously that’s all part of the process over time, working on revising contracts and so forth. I think it’s important to think about, from a scale perspective, as we add incremental beds and revenue, because they’re so significantly underutilized, it won’t be as proportional to the bottom line as you might expect from normal facilities that are more highly occupied. So, there will be a higher proportion of costs added as we add beds, but still be very incrementally profitable. So, we’ll have to hire some staff and make some adjustments like that in the cost base, but that’s all factored into those numbers that we provided.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

That’s super helpful. Then one last one, if I could. Is there any type of incremental distribution associated with LCS? So, similar when you converted to REIT, you had to purge your retained earnings, are there any capital returns as a result of the acquisition or were they just not anything meaningful?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We did an asset purchase, so that’s not part of the equation here in this transaction. It could be potentially in a future transaction. But with this transaction, it’s not the case.

Kevin D. McVeigh

Analyst, Macquarie Capital (USA), Inc.

Super. Thanks so much.

Operator

The next question is from Tobey Sommer of SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Thank you. Wanted to ask a question about the investments you highlighted in the Continuum of Care. Are these added services that won’t be reimbursed by the customers? Will they have a negative impact on margins? Kind of trying to understand how things – how – what the impact is near term versus kind of the positioning that you’re making on a go-forward basis with those investments? Thanks.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

The $5 million we referenced is additional staffing kind of split half at the corporate level and half at the facility level. They’re additive costs to our company that are included in our guidance. So, it’s not going to be negative to our guidance. It’s already embedded in our guidance. And we believe that it’s really an investment in our company and our capability to perform a better service for our clients that will be appreciated and result in additional opportunities in the future – in the near future, actually, because we are already being recognized in the U.S. and internationally as a premier provider of offender rehabilitation and it’s causing us, in a large part, to win new contracts because of that.

So, we are very committed to this new strategy, this new initiative in the company, focusing on offender rehabilitation that goes beyond the original origin of our industry, which was merely providing secure residential care for people, particularly for ICE, in short-term, low-security detention. Now that we’re providing longer-term detention and corrections, particularly to states, we believe that it is logical that we improve our capabilities to better rehabilitate the people that we are housing, and support them through various different services post-release, so they can better assimilate into their communities and reduce the reoffending rate in the states in which they live.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Thank you. So, this is a kind of a proactive choice as opposed to a response to current customer conversations?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Yes, it is. It’s proactive, but we have been working with our state clients, in particular in partnership, in restructuring our rehabilitation programs to better encompass our vision of the GEO Continuum of Care, because at the facility level it is different than what our customers have asked us to do, which is the traditional prison rehabilitation program and we’re kind of working now outside that box in new evidence-based programming that requires different skills by different members of the rehabilitation staff, requires specialized training of that staff and all these things kind of work together to create a better result for the offender.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

And how does this fit into the positioning of the company relative to potential federal prison reform? I am curious, not only the positioning of how this fits, but what you think the impact of potential prison reform will be on the corrections business.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Well, we think it may very likely lead to additional funding for post-release support service activities like halfway houses, day reporting centers, electronic monitoring. So, we think it’s very positive win-win for everybody, for the industry as well as the clients and the offenders.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

And what are your plans – my last question – for opening new day reporting centers and halfway houses? What kind of growth do you have in your outlook for this year?

Ann M. Schlarb

Senior Vice President and President, GEO Care, The GEO Group, Inc.

We’re looking at several right now that are out to bid. So, we’re pursuing some of those and we’re pursuing different day reporting centers across the country that are out for bid at the moment. And then working with our current customers to identify new opportunities they might need for expansion in the areas where we are, in the states where we’ve begun implementing them. We’re working with the customers on research and outcomes to look at the effectiveness of the programs, which then leads them to expand them. So, there is a lot of work going on in that area.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

And from a growth perspective, is there a way to frame that effort in that collaborative process you’re having with customers?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think over the last several years, it’s been averaging better than 10% and we don’t expect to see that change or go down. Right now, I think with everything that George has highlighted and the discussions that are going on nationally, we expect that kind of rate to be sustainable.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Thank you. And that would be applicable to both the halfway houses and the day reporting centers?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Combination of both. I think there’s both areas.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Okay. Thank you very much.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

And electronic monitoring as well, the whole – all three of them together.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Terrific.

Operator

Thank you. [Operator Instructions] Our next question comes from Ryan Meliker with MLV & Company.

Ryan Meliker

Analyst, MLV & Co. LLC

Hey. Thanks for taking my question. I just had a couple things I was hoping that you guys could provide some clarity on. I guess, first, probably Brian, you talked about the liquidity levels that you guys have and your ability to fund not only the recently-announced acquisitions, but also development over the next couple of years. But where does that put you in terms of your leverage and how much capacity would you have relative to what you would call your target leverage levels, when you take into account these acquisitions coupled with the projected development spend? I think you’re around – I think it’s 4.5 times right now. And with this acquisition, I think we estimate you go up over 5 times on 2015 numbers. Just some color there would be helpful.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Sure. I think we’re probably a little bit different in our numbers. But on net debt basis, I think we’ll be around a little under 5 times levered post-transaction from a covenant compliance perspective. We have full access to the revolver. So, there’s no limitations from a capacity or access perspective. And when we model it out and look for it over time, even with the development CapEx, just based on the growth and as these projects normalize in, that will create some natural deleveraging, which will give us again additional expanded capacity, if we need it. So, with what we have available right now and the growth of the company, we expect our leverage to actually come down some over time.

Ryan Meliker

Analyst, MLV & Co. LLC

Okay. That’s good. And then, when you think about leverage overall, where is your comfort zone? I’m assuming you look at it on either a debt-to-EBITDA or debt as a percentage of gross asset value basis.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Again, we’ve been in this range for the last several years, probably three years or so between, call it, 4.25 times and as high as 4.8 times, 4.9 times. So, right where we are, we’re comfortable with that range, and I don’t see us really stepping up above it much. But we’re certainly comfortable right around 5 times – 4.5 times, 5 times.

Ryan Meliker

Analyst, MLV & Co. LLC

Okay. Great. That’s helpful. And then, I guess, just a little bit more color, I was hoping you guys might be able to share with regards to the Continuum of Care investment. If I recall correctly, in Ravenhall, you guys have a bit of an incentive fee structure to reduce recidivism rates. Do you think that positioning more of your assets in the GEO Continuum of Care and your ability to, I guess, continually reduce recidivism going forward would position GEO to offer similar types of contract options for your partners here in the U.S.?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

That’s certainly a consideration. It hasn’t occurred as yet. We’re in the beginning stages of implementing the GEO Continuum of Care and working it through to statistically validate the results of what we’re doing. And that’s really a multi-year process. Between dealing with people in prison for six months to approximately a year, in their last stages of really of incarceration, and then following them for a year post-release, and then allowing the adjudication process to determine the outcome of any possible reentry into the criminal justice system, it’s really a three-year process before you really know the actual true effectiveness of the programming you’ve put in place.

So, we’re making this investment on a long-term basis. We think it’s the right investment for our company, for our clients. We think it’s a win-win for everybody, and the offenders, in particular. The more we can do to help better be involved with their rehabilitation while in our care, either while in the prison or post-release, the better off, I think, everyone will be.

Ryan Meliker

Analyst, MLV & Co. LLC

That’s helpful. Thanks for taking my questions, that’s all for me.

Operator

Our next question is from Jon Evans with JWEST LLC.

Jonathan Richard Evans

Founder & Chief Investment Officer, JWEST LLC

Can you just help us understand a little bit, and it’s kind of a follow-up to the question before, relative to the acquisition. So, you have this Michigan facility, which is a huge facility and it’s got a bunch of fixed costs and nothing is in there. But you made this acquisition. And that’s 50% kind of utilization, and you think you can get better. But why wouldn’t you think that you could move those kind of inmates into Michigan or can you give us any insight into Michigan, because it’s a big needle-mover?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Well, the acquisition of the LCS facilities, geographically, they’re based in the Southern states. And so, there is a geographic reason for their location by virtue of their client needs in those areas. Michigan is a whole separate story. It’s in the North and we are actively marketing that facility, and we are optimistic that this year we will be successful.

Jonathan Richard Evans

Founder & Chief Investment Officer, JWEST LLC

Got it. Okay. So, it’s more that with the acquisition you believe that you’ll get more potential ICE business, because it’s closer to the border and Michigan is more from states, et cetera?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Yes, from states that would be interested in sending prisoners out of state, because of overcrowding situations.

Jonathan Richard Evans

Founder & Chief Investment Officer, JWEST LLC

And just the last question relative to Michigan. If you were able to fill that facility, how accretive would that be kind of on an annual basis, when it was like a full year?

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

If we were to fill it, it would be significant.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Over $0.10. That’s if you scroll.

Jonathan Richard Evans

Founder & Chief Investment Officer, JWEST LLC

Okay. Great. Thank you.

Operator

The next question is a follow-up from Tobey Sommer of SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Thank you. I wondered if, George, you may give us an update on the potential for continued asset purchases kind of from customers, those are dialogs that you’re having in private. I’m just wondering how you assess the likelihood of being able to consummate something versus the last time we spoke. Thanks.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

They are definitely still of interest, but they’re kind of one-offs here and there. We still pursue them, because there are situations that develop around the country, where either a – I guess, particularly local governments are interested in monetizing their assets to better support their balance sheets or relieve themselves of the financial responsibilities of some of these facilities. So, I think those opportunities are still there. They may likely increase in the future and we are very much interested.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey

Okay. Thanks.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

George C. Zoley

Chairman & Chief Executive Officer, The GEO Group, Inc.

Thank you very much for joining us on this session and we look forward to the next one.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.